Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(In thousands)

	For the Year Ended December 31
	2008		2007		2006		2005		2004
Ratio 1 - including deposit interest

Earnings:
Income before income taxes and extraordinary gain	$728,503		$2,249,529		$2,986,441		$2,866,395		$2,257,026
Fixed charges	3,778,776		5,377,312		5,188,060		3,203,493		1,577,826

Total	$4,507,279		$7,626,841		$8,174,501		$6,069,888		$3,834,852

Fixed charges:
Interest on deposits	$2,377,473		$3,660,766		$3,464,700		$1,832,975		$766,188
Interest on funds purchased and securities sold under agreements to repurchase	130,563		440,260		543,057		312,193		108,591
Interest on other short-term borrowings	55,102		121,011		74,326		83,087		24,642
Interest on trading liabilities	27,160		15,586		15,540		11,878		5,553
Interest on long-term debt	1,117,428		1,078,753		1,033,932		912,210		628,253
Portion of rents representative of the interest factor (1/3) of rental expense	71,050		60,936		56,505		51,150		44,599

Total fixed charges	3,778,776		5,377,312		5,188,060		3,203,493		1,577,826

Preferred stock dividend requirements	48,834		41,678		10,901		-		-

Fixed charges and preferred stock dividends	$3,827,610		$5,418,990		$5,198,961		$3,203,493		$1,577,826

Ratio of earnings to fixed charges	1.19	x	1.42	x	1.58	x	1.89	x	2.43	x

Ratio of earnings to fixed charges and preferred stock dividends	1.18	x	1.41	x	1.57	x	1.89	x	2.43	x

Ratio 2 - excluding deposit interest

Earnings:
Income before income taxes and extraordinary gain	$728,503		$2,249,529		$2,986,441		$2,866,395		$2,257,026
Fixed charges	1,401,303		1,716,546		1,734,261		1,370,518		811,638

Total	$2,129,806		$3,966,075		$4,720,702		$4,236,913		$3,068,664

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$130,563		$440,260		$543,057		$312,193		$108,591
Interest on other short-term borrowings	55,102		121,011		74,326		83,087		24,642
Interest on trading liabilities	27,160		15,586		15,540		11,878		5,553
Interest on long-term debt	1,117,428		1,078,753		1,033,932		912,210		628,253
Portion of rents representative of the interest factor (1/3) of rental expense	71,050		60,936		56,505		51,150		44,599

Total fixed charges	1,401,303		1,716,546		1,723,360		1,370,518		811,638

Preferred stock dividend requirements	48,834		41,678		10,901		-		-

Fixed charges and preferred stock dividends	$1,450,137		$1,758,224		$1,734,261		$1,370,518		$811,638

Ratio of earnings to fixed charges	1.52	x	2.31	x	2.74	x	3.09	x	3.78	x

Ratio of earnings to fixed charges and preferred stock dividends	1.47	x	2.26	x	2.72	x	3.09	x	3.78	x